EXHIBIT (a)(1)(K)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 27, 2007 and the related Letter of Transmittal (each as defined below) and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

Up to 14,200,000 Shares of Common Stock

of

MGM MIRAGE

at

$84.00 Net Per Share

by

INFINITY WORLD INVESTMENTS LLC

an indirect wholly-owned subsidiary of

DUBAI WORLD

Infinity World Investments, a Nevada limited liability company (the “Purchaser”), an indirect wholly-owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decreed entity (“Dubai World”), is offering to purchase up to 14,200,000 shares of Common Stock, par value $.01 per share (the “Common Stock” or “Shares”), of MGM MIRAGE (“MGM MIRAGE”) for a purchase price of $84.00, net per Share in cash, upon the terms and conditions set forth in the Offer to Purchase dated August 27, 2007 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD (AS DEFINED BELOW)

WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 24, 2007

(THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

The Offer is subject to certain conditions set forth in the Offer to Purchase. Holders are urged to read the Offer to Purchase carefully before making any decision with respect to the Offer because it contains important information. The Offer is not conditioned upon the receipt of financing.

The Offer is conditioned upon certain customary conditions described in the Offer to Purchase, including a condition that prior to the Expiration Date and before the time of payment for Shares, there shall not have occurred any material adverse change to MGM MIRAGE. If any such condition is not satisfied, the Purchaser may: (i) terminate the Offer and return all tendered Shares to tendering stockholders; (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended; (iii) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not withdrawn; or (iv) amend the Offer. A subsequent offering period will not be available.

If the Offer is extended, the Purchaser must publicly announce such extension no later than 9:00 A.M. New York City time, on the next business day after the previously scheduled expiration date.

Stockholders may tender shares by timely delivering to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”): (i) certificates for Shares (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the book-entry transfer facility (as defined in the Offer to Purchase)); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof); and (iii) any other required documents. If Shares are held through a bank, broker, dealer, trust company or other nominee, such Shares can be tendered only by that bank, broker, dealer, trust company or other nominee. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt of the foregoing. For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tender of such Shares. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 26, 2007 unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares.

If more than 14,200,000 Shares are validly tendered prior to the Expiration Date, and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 14,200,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the “Proration Period”). In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, the Purchaser does not expect to announce the final results of proration or pay for any Shares until at least five New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”).

The receipt of cash for Shares properly tendered will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult with their tax advisors.

The information required by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated by reference into this Summary Advertisement. The complete terms and conditions of this Offer are set forth in the Offer to Purchase and the related Letter of Transmittal, which have been filed with the Securities and Exchange Commission. The Offer to Purchase and related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

At the Purchaser’s request, MGM MIRAGE has provided the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to the stockholders. The Purchaser will mail the Offer to Purchase, the related Letter of Transmittal and other tender offer materials to record holders of shares and to banks, brokers, dealers, trust companies and similar persons whose names, or the names of whose nominees, appear on MGM MIRAGE’s stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares.

Any questions or requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. Copies of the Offer to Purchase, the related Letter of Transmittal and the other tender offer materials may also be obtained from the Information Agent’s website, http://www.mackenziepartners.com or the Securities and Exchange Commission’s website, http://www.sec.gov. Stockholders may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

August 27, 2007

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